Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-4 of our report dated March 25, 2022 relating to the financial statements of Frazier Lifesciences Acquisition Corporation, which is contained in that Registration Statement. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
August 3, 2022